UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2007 ev3 Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100
Plymouth, Minnesota		55442
(Address of Principal Executive Offices)		(Zip Code)

(763) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into a Material Definitive Agreement.

On June 15, 2007, ev3 Endovascular, Inc., a wholly owned subsidiary of ev3 Inc., entered into an Intellectual Property Transfer Agreement with Atritech, Inc. pursuant to which ev3 sold and licensed, on a royalty-free perpetual basis, certain intellectual property relating to percutaneously delivered implants within the left atrial appendage for prevention of emboli migration out of the appendage.  In connection with the sale, ev3 also obtained a royalty-free perpetual license from Atritech that allows ev3 to use certain of the intellectual property sold to Atritech outside of the left atrial appendage market.

In exchange for the assets and license, ev3 received $2.0 million in cash, shares of Atritech common stock representing approximately 8% of the equity of Atritech  on a fully diluted basis and an unsecured, subordinated, non-interest-bearing promissory note in the principal amount of $5.6 million, the unpaid principal balance of which will become immediately due and payable only upon an initial public offering by Atritech or a sale transaction, in each case resulting in gross proceeds of less than a certain amount.  The Agreement also contains other provisions customary for this type of transaction, including certain representations, warranties and covenants.

The foregoing description of the Intellectual Property Transfer Agreement does not purport to be complete and is qualified in its entirety by the actual text of the Intellectual Property Transfer Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
10.1	Intellectual Property Transfer Agreement dated as of June 15, 2007 between Atritech, Inc. and ev3 Endovascular, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2007	ev3 Inc.

	By:	/s/ Kevin M. Klemz
	Name:	Kevin M. Klemz
	Title:	Vice President, Secretary and Chief Legal Officer

ev3 Inc.

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
10.1	Intellectual Property Transfer Agreement dated as of June 15, 2007 between Atritech, Inc. and ev3 Endovascular, Inc.	Filed herewith